The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 5, 2013

Citigroup Inc.	June , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0107 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June     , 2014

▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  The securities offer a quarterly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity.  In exchange for this higher coupon, you must be willing to accept (i) the risk that the securities will be automatically redeemed prior to maturity and (ii) the risk that, if the securities are not automatically redeemed prior to maturity and a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of United States Steel Corporation (or, in our sole discretion, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing.

▪
Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash or underlying shares due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:	Shares of common stock of United States Steel Corporation (the “underlying share issuer”) (NYSE symbol: “X”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Pricing date:	June , 2013 (expected to be June 14, 2013)
Issue date:	June , 2013 (three business days after the pricing date)
Valuation date:	June , 2014 (expected to be June 16, 2014), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	June , 2014 (expected to be June 19, 2014)
Coupon:	3.625% to 4.125% (equivalent to 14.50% to 16.50% per annum) paid quarterly, subject to automatic early redemption. The actual coupon rate will be determined on the pricing date.
Coupon payment dates:
The fifth business day following each autocall observation date, except that the final coupon payment date will be the maturity date (or the earlier date on which the securities are automatically redeemed, if applicable).

Automatic early redemption:
If, on any autocall observation date, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the related coupon payment date for an amount in cash per security equal to $10 plus the related coupon payment.
If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption.

Autocall observation dates:
September     , 2013, December     , 2013 and March     , 2014 (expected to be September 16, 2013, December 16, 2013 and March 17, 2014), subject to postponement if any such date is not a scheduled trading day or if certain market disruption events occur

Payment at maturity:
If the securities have not been earlier redeemed, you will be entitled to receive at maturity, for each $10 security you then hold, the final coupon payment plus:
▪ If a downside event occurs:                         a number of the underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)
▪ If a downside event does not occur:            $10 in cash
If the securities have not been automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than 80% of the stated principal amount and may be worth nothing.  Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Downside event:	A downside event will occur if the final share price is less than the downside threshold price.
Downside threshold price:	$ (80% of the initial share price)
Initial share price:	$ , the closing price of the underlying shares on the pricing date
Equity ratio:	, the stated principal amount divided by the initial share price
Final share price:	The closing price of the underlying shares on the valuation date
CUSIP / ISIN:	173095415 / US1730954153
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$10.00	$0.15	$9.85
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $9.704 and $9.812 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. ES-01-02 dated December 27, 2012    Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that could be less than the stated principal amount.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of Market Disruption Events; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF),” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of an Autocall Observation Date. Each scheduled autocall observation date is subject to postponement as if it were the scheduled valuation date as described under “Description of the Securities—Consequences of Market Disruption Events; Postponement of the Valuation Date” in the accompanying product supplement.

Fractional Shares. In lieu of any fractional underlying share that you would otherwise receive in respect of any securities you hold, at maturity you will receive an amount in cash equal to the value of such fractional underlying share (based on the closing price of the underlying shares on the valuation date). The number of full underlying shares and any cash in lieu of a fractional underlying share that you receive at maturity will be calculated based on the aggregate number of securities you then hold.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than 80% of the stated principal amount and may be worth nothing.

■
Your opportunity to receive coupon payments may be limited by the automatic early redemption feature.  The securities will be automatically redeemed following a quarterly autocall observation date if the closing price of the underlying shares is greater than or equal to the initial share price on such date.  If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns.  The term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as three months.

■
The securities will be adversely affected by volatility in the price of the underlying shares.  The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity.  In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

■
The securities offer downside exposure, but no upside exposure, to the underlying shares.  You will not participate in any appreciation in the price of the underlying shares over the term of the securities.  Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities.

■
The performance of the securities will depend on the closing price of the underlying shares solely on the three autocall observation dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying shares. The performance of the securities, including your payment at maturity and whether the securities are automatically called

June 2013	PS-2

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

prior to maturity, will depend on the closing price of the underlying shares on only four dates (or fewer, if the securities are automatically redeemed prior to maturity).  If the securities are not earlier redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the valuation date.  Whether your securities will be automatically redeemed prior to maturity depends on the closing price of the underlying shares on each autocall observation date, and not on any other day during the term of the securities.

Because the performance of the securities depends on the closing price of the underlying shares on a small number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares.  You should understand that the underlying shares have historically been highly volatile.

▪
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity.  If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity.  Any such change may adversely affect the market price of the underlying shares.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

■
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the coupon that is payable on the securities.

■
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on

June 2013	PS-3

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪
Our offering of the securities is not a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other of our affiliates’ activities may adversely affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or in instruments related to the underlying shares. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share.  If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected.  See “Description of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends, extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪
If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under “Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See “Description of the Securities—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.

June 2013	PS-4

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2013	PS-5

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date, assuming the securities have not been previously redeemed.  If the securities have been automatically redeemed prior to maturity, you will receive no coupon payments after the date on which the securities are redeemed.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio, downside threshold price, coupon rate or dividend yield on the underlying shares):

Initial share price:	$20.00 (the hypothetical closing price of the underlying shares on the pricing date)
Equity ratio:	0.50000 (the $10 stated principal amount per security divided by the hypothetical initial share price)
Downside threshold price:	$16.00 (80% of the hypothetical initial share price)
Coupon:	3.625% (equivalent to 14.50% per annum) paid quarterly, subject to automatic early redemption
Annualized dividend yield:	1.14%
Maturity date:	One year after the issue date

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date	Value of the underlying shares or cash amount at maturity1 per security	Total coupon payments per security	Total value received per security	Total return of the underlying shares2	Total return of the securities
$0.00	$0.00	$1.4500	$1.4500	-98.86%	-85.50%
$10.00	$5.00	$1.4500	$6.4500	-48.86%	-35.50%
$15.99	$8.00	$1.4500	$9.4450	-18.89%	-5.55%
$16.00	$10.00	$1.4500	$11.4500	-18.86%	14.50%
$18.00	$10.00	$1.4500	$11.4500	-8.86%	14.50%
$20.00	$10.00	$1.4500	$11.4500	1.14%	14.50%
$22.00	$10.00	$1.4500	$11.4500	11.14%	14.50%
$25.00	$10.00	$1.4500	$11.4500	26.14%	14.50%
$30.00	$10.00	$1.4500	$11.4500	51.14%	14.50%
$40.00	$10.00	$1.4500	$11.4500	101.14%	14.50%

1 Based on the closing price on the valuation date.  You will receive any underlying shares on the maturity date.  Excludes final coupon payment.
2 Assumes that no dividends will be paid on the underlying shares. The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity.  The examples above are intended to illustrate how what you will receive at maturity (assuming the securities have not been automatically called prior to maturity) will depend on whether the closing price of the underlying shares on the valuation date is less than the downside threshold price and, if less, by how much.

Information about the Underlying Shares

United States Steel Corporation (the “underlying share issuer”) produces and sells steel mill products, including flat-rolled and tubular products, in North America and Central Europe. Operations in North America also include transportation services (railroad and barge operations) and real estate operations.

The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by the underlying share issuer pursuant to the Exchange Act can be located by reference to the SEC file number 001-16811, through the SEC’s Web site at http://www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

June 2013	PS-6

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The following table sets forth the published high and low closing prices of, and dividends paid on, the underlying shares from January 2, 2008 through June 4, 2013. The associated graph shows the closing prices of the underlying shares for each day during that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of United States Steel Corporation	High ($)	Low ($)	Dividends ($)
2008
First Quarter	126.87	95.82	0.25
Second Quarter	191.96	132.64	0.25
Third Quarter	175.35	72.33	0.30
Fourth Quarter	70.95	20.97	0.30
2009
First Quarter	40.14	16.88	0.30
Second Quarter	41.83	22.62	0.05
Third Quarter	50.24	30.50	0.05
Fourth Quarter	56.86	34.48	0.05
2010
First Quarter	65.44	44.07	0.05
Second Quarter	69.71	38.55	0.05
Third Quarter	49.59	37.66	0.05
Fourth Quarter	59.02	40.25	0.05
2011
First Quarter	63.64	52.33	0.05
Second Quarter	54.64	41.07	0.05
Third Quarter	46.91	21.99	0.05
Fourth Quarter	28.51	20.19	0.05
2012
First Quarter	32.25	25.25	0.05
Second Quarter	30.26	17.89	0.05
Third Quarter	23.42	17.93	0.05
Fourth Quarter	24.62	18.88	0.05
2013
First Quarter	25.89	19.45	0.05
Second Quarter (through June 4, 2013)	19.26	16.18	0.05

The closing price of the underlying shares on June 4, 2013 was $17.64.  We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Common Stock of United States Steel Corporation January 2, 2008 to June 4, 2013

June 2013	PS-7

Citigroup Inc.
Autocallable Equity Linked Securities Based on the Common Stock of United States Steel Corporation Due June , 2014

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security, for U.S. federal income tax purposes, as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the underlying shares (or, at our option, receive the cash value thereof) from us at maturity (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the securities to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of Not More Than One Year” in the accompanying product supplement.

Subject to the discussion in the accompanying product supplement regarding Section 871(m) of the Internal Revenue Code, under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar securities, significant aspects of the treatment of an investment in the securities are uncertain.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts." While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter for the sale of the securities, will receive an underwriting discount of $0.15 for each security sold in this offering.  Certain selected dealers affiliated with CGMI, including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.15 for each security they sell.  See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from

June 2013	PS-8

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this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the "SVS"). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment. The top and bottom of the range for the estimated value of the securities set forth on the cover of this pricing supplement correspond to the top and bottom of the range for the quarterly coupon set forth on the cover of this pricing supplement.

For a period of approximately three months following issuance of the securities, the price at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666).  All other clients may contact their local brokerage representative.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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